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                                                                    Exhibit 23.3

Board of Directors
Essentially Yours Industries Corp.
Las Vegas, Nevada



          LETTER RE: UNAUDITED INTERIM FINANCIAL STATEMENT INFORMATION

Re: Registration Statement Number (to be applied for) on Form SB-2

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 4, 2002, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the "Act"), such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant, within the meaning of sections 7 and 11 of the Act.

/s/Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, Washington

November 8, 2002